Exhibit 77(I): Terms of new or amended securities

Articles Supplementary to Articles of Incorporation of Lord Abbett Municipal Income Fund, Inc.

Articles Supplementary to the Articles of Incorporation of Lord Municipal Income Fund, Inc. (the “Company”), executed on November 17, 2010 with an effective date of November 17, 2010, hereby are incorporated by reference to Post-Effective Amendment No. 58 the Company's Registration Statement on Form N-1A filed on November 18, 2010 (the “Amendment”). The Amendment created three new series of stock of the Company, the legal names of which are: Lord Abbett High Municipal Bond Fund, with Classes A, B, C, F, I, and P; Lord Abbett Intermediate Tax Free Fund, with Classes A, B, C, F, I, and P; and Lord Abbett Short Duration Tax Free Fund, with Classes A, B, C, F, and I. The Amendment also established new Class I shares for the following three existing series of the Company: Lord Abbett California Tax-Free Income Fund, Lord Abbett New Jersey Tax-Free Income Fund, and Lord Abbett New York Tax-Free Income Fund.